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      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2002

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission file Number: 0-27901

                             TELECORP WIRELESS, INC.
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   54-1988007
                      (I.R.S. Employer Identification No.)

            and the following subsidiary of TeleCorp Wireless, Inc.:
                      Commission file Number: 333-43596-01

                          TELECORP COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   52-2105807
                      (I.R.S. Employer Identification No.)
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                          1010 N. GLEBE ROAD, SUITE 800
                               ARLINGTON, VA 22201
                                 (703) 236-1100

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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               11 5/8% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009
                   10 5/8% SENIOR SUBORDINATED NOTES DUE 2010
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            (Title of each class of securities covered by this Form)

                                      NONE
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          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or (15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports;

     Rule 12g-4(a)(1)(i)          [ ]      Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(1)(ii)         [ ]      Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(i)          [ ]      Rule 12h-3(b)(2)(ii)       [ ]
     Rule 12g-4(a)(2)(ii)         [ ]      Rule 15d-6                 [X]
     Rule 12h-3(b)(1)(i)          [X]

Approximate number of holders of record of 11 5/8 Senior Subordinated Discount Notes as of the certification or notice date: Fewer than 60*

Approximate number of holders of record of 10 5/8 Senior Subordinated Notes as of the certification or notice date: Fewer than 60*

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Pursuant to the requirement of the Securities Exchange Act of 1934, TeleCorp
Wireless, Inc., and TeleCorp Communications, Inc. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.


                                      TELECORP WIRELESS, INC.
DATE: May 15, 2002

                                      By:    /s/ Benjamin F. Stephens
                                             -----------------------------------
                                             Benjamin F. Stephens
                                      Title: Assistant Secretary


                                      TELECORP COMMUNICATIONS, INC.
DATE: May 15, 2002

                                      By:  /s/ Benjamin F. Stephens
                                           -----------------------------
                                               Benjamin F. Stephens
                                      Title:   Assistant Secretary



* On May 10, 2002, each registrant entered into a Supplemental Indenture, pursuant to which (1) AT&T Wireless Services, Inc. unconditionally guaranteed the indebtedness evidenced by the securities covered by this form and (2) in consideration for such guarantee, the registrants are entitled to furnish to security holders the periodic and current reports of AT&T Wireless Services, Inc., in lieu of and in satisfaction of their obligation to provide periodic and current reports of the registrant.



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